UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 8, 2010

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On June 8, 2010, Mall at Lehigh Valley, L.P. (the “Borrower”) entered into a $140.0 million mortgage loan that is secured by Lehigh Valley Mall in Whitehall, Pennsylvania. Pennsylvania Real Estate Investment Trust (the “Company”) and affiliates of Kravco Simon Company each have an indirect 50% ownership interest in the Borrower and in its affiliate, Lehigh Valley Associates, fee owner and ground lessor for the property on which the mall is situated (the “Ground Lessor”). Kravco Simon Company is an affiliate of Simon Property Group, Inc.. The mortgage loan has a term of 120 months, during which the Borrower is required to make payments of principal and interest based on a 360 month amortization schedule. The loan bears interest at a rate of 5.88%. The loan contains various customary events of default, including, among others, nonpayment of principal, interest, fees or other amounts; inaccuracy of representations; violation of covenants; and certain bankruptcy events. If an event of default occurs, then, subject to the Borrower’s specified cure rights, the lender may exercise all available remedies, including declaring the entire outstanding balance of the loan, including all accrued and unpaid interest and other amounts, to be immediately due and payable. The loan is, however, non-recourse as to the Company and its affiliates other than, in certain circumstances, the Borrower and the Ground Lessor. The Borrower used the proceeds of the loan, together with a principal payment of $10.0 million, to repay the previous $150.0 million first mortgage loan on the property.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1    Promissory Note dated June 8, 2010, in the principal amount of $140.0 million issued by Mall at Lehigh Valley, L.P.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: June 14, 2010	By:	/S/ BRUCE GOLDMAN
Bruce Goldman
Executive Vice President and General Counsel

3